First Amendment to
the Bylaws of
Grant Enterprises, Inc.

This First Amendment (this “Amendment”) to the Bylaws of Grant Enterprises, Inc., a Delaware corporation (the “Corporation”), executed and effective this 12th day of July, 2007, was duly adopted by the written consent of the sole member of the Board of Directors of the Corporation as of July 12, 2007.

Article II, Section 11 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.”

Except as modified and amended hereby, the Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was adopted by the written consent of the sole member of the Board of Directors of the Corporation as of July 12, 2007, and that the Bylaws, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

GRANT ENTERPRISES, INC.

By:           /s/ Shahin Shadmer
                                      Name:      Shahin Shadmer
Title:        President